Exhibit 10.3

AG&E Holdings, Inc.
Nondisclosure, Intellectual Property, Noncompetition and Nonsolicitation Agreement

THIS NONDISCLOSURE, INTELLECTUAL PROPERTY, NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is entered into between Anthony Tomasello (“Employee”) and AG&E HOLDINGS, INC. (the “Company”) and is effective as of the Effective Date of the employment agreement entered into by Employee and the Company of even date herewith (the “Employment Agreement”).

WHEREAS, the Company possesses certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below), and customer relationships, that gives the Company a competitive advantage;

WHEREAS, as a result of being employed by the Company, and as a result of the equity interests paid to Employee in connection with the closing of the transactions contemplated by the Merger Agreement (as defined in the Employment Agreement), Employee will be given access to and will assist in the development of the Company’s Confidential Information and its customer base and relationships, and it is the intent of this Agreement to safeguard the Confidential Information and the Company’s customer relationships both during and after the term of Employee’s employment by the Company; and

WHEREAS, the Company’s reputation and present and future competitive position are largely dependent upon the protection of the Confidential Information and Employee’s performance of the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company’s (i) employing Employee, (ii) providing Employee access to the Company’s Confidential Information and customers and (iii) payment of certain equity interests in the Company under the terms of the Merger Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Nondisclosure. Employee acknowledges that, during (i) the period of his employment with the Company and (ii) the longer of the period of time he is being paid under the Employment Agreement or 12 months after the termination of Employee’s employment under the Employment Agreement (the “Restricted Period”) and solely by reason of his employment and relationship with the Company, he will have access to and knowledge of, the Company’s services, products and programs, computers, software, source code, object code, program libraries, interface specifications, analyses, tests, notes, designs, diagrams, customer lists, customer contracts, prospects, compiled historic customer information, sales support and end user support practices and procedures, quality assurance, business plans and strategies, tactics, methods, pricing, fees, pricing and profitability factors, marketing materials, training materials, research, marketing strategies, personnel information, including, without limitation, personnel lists, resumes, personnel data, salary information, organizational structure and performance evaluations, other confidential information concerning the Company’s business, and information from or about the Company’s customers that the Company’s customers expressly wish, and may reasonably expect, to be kept confidential (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall not include any knowledge or information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Employee, general industry and other knowledge previously known by Employee, information required to be disclosed by Employee because of legal process, subpoena or other similar method or is or becomes publicly known through no wrongful act of the Employee. Employee acknowledges that the Confidential Information including, without limitation, trade secrets, is the property of the Company and is a valuable and unique asset of the Company’s business. Employee also acknowledges that disclosure or misuse of Confidential Information from or about the Company or the Company’s customers may harm the Company and its customers. Therefore, Employee agrees that during the Restricted Period, except as part of his duties and responsibilities as an employee of the Company, he:

(a)     will not, at any time, in whole or in part, directly, divulge or disclose any Confidential Information to any person or entity, unless in response to a subpoena or similar legal process or to discovery proceedings, in each case brought or initiated by a third party concerning a matter in litigation or based upon advice of counsel that such disclosure is necessary under applicable law or regulation; provided, however, that Employee shall promptly notify the Company of any such request and reasonably cooperate with efforts by the Company, at the Company’s sole expense, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed;

(b)     will not, at any time, in whole or in part, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person or entity;

(c)     will take all commercially reasonable steps to safeguard Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft;

(d)     will not, at any time, make unauthorized copies of any portion of any Confidential Information;

(e)     will adopt and implement all procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of Confidential Information; and

(f)     will, upon termination of his employment for any reason, immediately cease to use the Confidential Information, and will return to the Company (or destroy, if so directed by the Company) all Confidential Information (originals and copies including, without limitation, all Confidential Information stored electronically or otherwise) in his possession, custody and/or control; provided however Employee shall retain such information necessary to enforce this Agreement.

2.     Noncompetition and Nonsolicitation; Non-Disparagement.

(a)     Employee covenants and agrees that, during the Restricted Period, he shall not, directly or indirectly, for his own benefit or for the benefit of others, provide the same or similar senior level managerial executive services that he provided to the Company for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory.

(i)     “Competing Products or Services” means products for, or services provided to, casinos, gaming business or other persons, organizations or locations providing gaming products, equipment or services or that are in the gaming or gaming service or gaming products or equipment business.

(ii)     “Competing Organization” means persons or organizations, including, without limitation, the Employee himself, engaged in, or about to become engaged in the marketing, providing or selling of a Competing Product or Service.

(iii)     “Restricted Territory” means within the United States (including its territories) any metropolitan area where Employee conducted business during the term of his employment.

(b)     Employee covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity, solicit, induce, or attempt to induce any customer of the Company with which the Employee had substantive and material contact or supervisory responsibility to stop doing business with the Company.

(c)     Employee further covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity hire, any executive, employee or independent contractor of the Company with whom Employee directly supervised or with whom reported directed to Employee for a Competing Organization.

(d)     Employee covenants and agrees that, during the Restricted Period, he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its senior officers, directors or managers, provided however the recitation of the truth shall not be a violation of this Section.

(e)     The Company covenants and agrees that, during the Restricted Period, it will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee provided however the recitation of the truth shall not be a violation of this Section.

(f)     Employee agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable, to the extent authorized by applicable law.

3.     Assignment of Intellectual Property.

(a)     Employee agrees to and hereby does grant and assign to the Company any interest in and all rights and title to (including, without limitation, rights to patents, copyrights and all other proprietary interests) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, software, source code, object code, creations, developments, ideas, or trade secrets that Employee (either alone or with others) makes, creates, conceives, invents, discovers, develops, or reduces to practice during the Employment Period under the Employment Agreement that (i) relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, (ii) results from any work Employee performed for the Company, or (iii) results from the use of the Company’s time, equipment, supplies, facilities, property, trade secrets or other Confidential Information (“Intellectual Property”). Any such assignment of Intellectual Property shall occur regardless whether or not it is patentable or registrable under copyright or similar statutes or subject to analogous protection. Any such assignment shall be without additional compensation to Employee. Employee acknowledges that he has and shall have no intellectual property or other right, title or interest in or to any such Intellectual Property. Employee will promptly disclose and deliver such Intellectual Property to the Company and, at the request of and without charge to the Company, Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Intellectual Property in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including, without limitation, executing and signing any and all relevant applications, assignments, or other instruments. Employee further agrees to provide, at the Company’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of any of the Company’s rights hereunder. These obligations continue even after any termination of the employment relationship. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on his behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by his.

(b)     Employee acknowledges that all original works of authorship, including, without limitation, software, manuals and documentation, that have been or may be created by Employee during and within the scope of employment are and shall be “works-for-hire” and the sole property of the Company.

(c)     Notwithstanding any provision of this Agreement, Employee understands and agrees that Employee is not being required to assign, and will not be deemed to have assigned, the following:

(i)     any inventions that the Employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Employee for the Company.

(ii)     Inventions, developments and intangible interests and properties (i.e., patents, patent applications, intellectual property, copyrights, trade secrets, and trademarks) that Employee made prior to starting employment with the Company. To avoid any uncertainty, Employee agrees to set forth as an Exhibit to this Agreement, any inventions, developments and intangible interests that he owns or has an interest in at the time of execution of this Agreement.

4.     Prior Employment. The Company does not want, and Employee is not permitted to bring to the Company or use any confidential information of a prior employer or its clients. Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract or agreement, to which Employee is a party or by which he is bound. The Company acknowledges receipt of the employment agreement and related terms and conditions of Employee’s current employment.

5.     Remedy for Breach. Employee expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Agreement shall, to the extent permitted by a court with jurisdiction therefor, entitle the Company, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Agreement without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury. Employee recognizes, acknowledges and agrees that such injunctive relief may be necessary to protect the Company’s legitimate business interests. Employee further acknowledges that the restrictions set forth above in Sections 1 and 2 including, without limitation, the time periods and activity limitations, are reasonable and necessary for the protection of the Company’s legitimate business interests; that such restrictions do not impose an undue hardship on Employee or otherwise preclude Employee from obtaining gainful employment; that irreparable injury will result to the Company if Employee violates such restrictions; and that, in the event of Employee’s actual violation of such restrictions, monetary damages may not be an adequate remedy for any such breach and the Company may have no adequate remedy at law. Employee further acknowledges and agrees that the existence of any claims which Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement. For the avoidance of doubt, this Agreement is not subject to the arbitration provisions of Section 6.9.2 of the Employment Agreement.

6.     Expenses. In any dispute arising under or related to this Agreement (including an alleged breach thereof) or any proceeding relating to the enforcement of this Agreement, the prevailing party will be entitled to an award of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in such action from the non-prevailing party within 30 days following the final settlement of such dispute.

7.     Tolling of Restrictive Periods. If Employee is found by a non-appealable order by a court in the relevant jurisdiction to have violated any of the restrictions set forth in this Agreement, the time period for such restrictions shall be extended for a period of time equal to the period during which Employee is found to be in violation of this Agreement.

8.     Invalidity of Any Provision. It is the intention of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or restriction such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

9.     Applicable Law; Forum. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts laws of such state. Employee and the Company agree that the exclusive venue of any action, proceeding, claim, counterclaim, cross-claim or other litigation arising out of or relating to this Agreement shall be in the Circuit Court of Cook County, Illinois which shall retain jurisdiction over the parties for that purpose, and the parties will consent to the personal jurisdiction of such court for such purpose.

10.     Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

11.     Successors and Assigns; Meaning of “Company”. This Agreement shall inure to the benefit of and be binding upon Employee and his estate, the Company, its subsidiaries and affiliates, and each of their respective successors and assigns, including any successor to the Company. For purposes of this Agreement, the term “Company” shall include any subsidiary, division, predecessor, successor or assign of the Company.

12.     Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

13.     Assistance of Counsel. Employee acknowledges that he has read and understands this Agreement in its entirety before signing this Agreement, and that Employee has had an opportunity to consult with counsel of his choice before doing so and has so consulted with such counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE: /s/ Anthony Tomasello Anthony Tomasello Date: November 30, 2016	AG&E HOLDINGS, INC. /s/ Anthony Spier By:Anthony Spier Title:Chief Executive Officer Date: November 30, 2016